Exhibit 99.2

Case 1:19-cv-02142-UNA     Document 1     Filed 11/15/19     Page 1 of 11     PageID #: 1

UNITED STATES DISTRICT COURT

DISTRICT OF DELAWARE

ADAM FRANCHI, Individually and On	)
Behalf of All Others Similarly Situated,	)
)
Plaintiff,	)	Case No.
)
v.	)	JURY TRIAL DEMANDED
)
ROAN RESOURCES, INC., RICK GIDEON,	)	CLASS ACTION
JOSEPH A. MILLS, MATTHEW	)
BONANNO, EVAN LEDERMAN, JOHN	)
LOVOI, PAUL B. LOYD JR., MICHAEL	)
RALEIGH, ANDREW TAYLOR, and	)
ANTHONY TRIPODO,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on October 1, 2019 (the “Proposed Transaction”), pursuant to which Roan Resources, Inc. (“Roan” or the “Company”) will be acquired by Citizen Energy Operating, LLC (“Parent”) and Citizen Energy Pressburg Inc. (“Merger Sub,” and together with Parent, “Citizen Energy”).

2. On October 1, 2019, Roan’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Citizen Energy. Pursuant to the terms of the Merger Agreement, Roan’s stockholders will receive $1.52 in cash for each share of Roan common stock they own.

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3. On November 4, 2019, defendants filed a proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the Proposed Transaction, which scheduled a stockholder vote on the Proposed Transaction for December 4, 2019.

4. The Proxy Statement omits material information with respect to the Proposed Transaction, which renders the Proxy Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Proxy Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over the claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(a) and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391(b) because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Roan common stock.

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9. Defendant Roan is a Delaware corporation and maintains its principal executive offices at 14701 Hertz Quail Springs Parkway, Oklahoma City, Oklahoma 73134. Roan’s common stock is traded on the New York Stock Exchange under the ticker symbol “ROAN.”

10. Defendant Rick Gideon is Chief Executive Officer and a director of the Company.

11. Defendant Joseph A. Mills is Executive Chairman of the Board of the Company.

12. Defendant Matthew Bonanno is a director of the Company.

13. Defendant Evan Lederman is a director of the Company.

14. Defendant John Lovoi is a director of the Company.

15. Defendant Paul B. Loyd Jr. is a director of the Company.

16. Defendant Michael P. Raleigh is a director of the Company.

17. Defendant Andrew Taylor is a director of the Company.

18. Defendant Anthony Tripodo is a director of the Company.

19. The defendants identified in paragraphs 10 through 18 are collectively referred to herein as the “Individual Defendants.”

CLASS ACTION ALLEGATIONS

20. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of Roan (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

21. This action is properly maintainable as a class action.

22. The Class is so numerous that joinder of all members is impracticable. As of October 1, 2019, there were approximately 154,333,746 shares of Roan common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

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23. Questions of law and fact are common to the Class, including, among others, whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues.

24. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

25. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

26. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

27. Roan is an independent oil and natural gas company focused on the development, exploration, and acquisition of unconventional oil and natural gas reserves in the Merge, SCOOP, and STACK plays of the Anadarko Basin in Oklahoma.

28. On October 1, 2019, Roan’s Board caused the Company to enter into the Merger Agreement.

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29. Pursuant to the terms of the Merger Agreement, Roan’s stockholders will receive $1.52 in cash for each share of Roan common stock they own.

30. According to the press release announcing the Proposed Transaction:

Roan Resources, Inc. (NYSE: ROAN) (“Roan” or the “Company”) today announced that it has entered into a definitive merger agreement to be acquired by Citizen Energy Operating, LLC (“Citizen Energy”), an affiliate of Warburg Pincus LLC (“Warburg Pincus”), in an all-cash transaction valued at approximately $1.0 billion, including Roan’s funded net debt of approximately $780 million as of September 30, 2019. The transaction is expected to be completed during the fourth quarter of 2019 or the first quarter of 2020, subject to Roan stockholder approval, regulatory approvals and the satisfaction of other customary closing conditions.

Under the terms of the merger agreement, which has been unanimously approved by Roan’s Board of Directors, Roan stockholders will receive $1.52 in cash for each share of Roan common stock they own. The all-cash purchase price represents a premium of approximately 24% over the closing price of Company shares as of September 30, 2019. . . .

Citi and Jefferies LLC are serving as financial advisors to Roan, and Vinson & Elkins LLP is serving as its legal counsel. BofA Merrill Lynch is serving as financial advisor to Citizen Energy and Latham & Watkins LLP is serving as its legal counsel.

The Proxy Statement Omits Material Information, Rendering It False and Misleading

31. Defendants filed the Proxy Statement with the SEC in connection with the Proposed Transaction, which scheduled a stockholder vote on the Proposed Transaction for December 4, 2019.

32. As set forth below, the Proxy Statement omits material information respect to the Proposed Transaction, which renders the Proxy Statement false and misleading.

33. First, the Proxy Statement omits material information regarding the Company’s financial projections.

34. The Proxy Statement fails to disclose, for each set of projections: (i) all line items used to calculate Operating Cash Flow and Adjusted EBITDAX; and (ii) a reconciliation of all non-GAAP to GAAP metrics.

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35. The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

36. Second, the Proxy Statement omits material information regarding the analyses performed by the Company’s financial advisors in connection with the Proposed Transaction, Citigroup Global Markets Inc. (“Citi”) and Jefferies LLC (“Jefferies”).

37. With respect to Citi’s Selected Public Companies Analysis, the Proxy Statement fails to disclose the individual multiples and metrics for the companies observed by Citi in the analysis.

38. With respect to Citi’s Net Asset Value Analysis, the Proxy Statement fails to disclose: (i) projected net operating loss carryforwards; (ii) the individual inputs and assumptions underlying the range of discount rates of 12.2% to 13.5%; (iii) the unlevered, after-tax free cash flows that the Company was projected to generate from the Company’s proved developed producing reserves and currently undeveloped resources and all underlying line items; (iv) the Company’s estimated non-drilling and completion capital expenditures, corporate expenses, and net hedge gains and losses; and (v) the Company’s net debt.

39. With respect to Citi’s analysis of price targets, the Proxy Statement fails to disclose: (i) the price targets observed by Citi in the analysis; and (ii) the sources thereof.

40. With respect to Jefferies’ Selected Public Companies Analysis, the Proxy Statement fails to disclose the individual multiples and metrics for the companies observed by Jefferies in the analysis.

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41. With respect to Jefferies’ Selected Precedent Transactions Analysis, the Proxy Statement fails to disclose the individual multiples and metrics for the transactions observed by Jefferies in the analysis.

42. With respect to Jefferies’ Discounted Cash Flow Analysis, the Proxy Statement fails to disclose: (i) the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the second half of the fiscal year ending December 31, 2019 through the full fiscal year ending December 31, 2023 and all underlying line items; (ii) the Company’s net operating loss carryforwards; (iii) the terminal value of the Company; (iv) Jefferies’ basis for applying a range of adjusted EBITDAX multiples of 2.5x to 3.5x; and (v) the individual inputs and assumptions underlying the range of discount rates of 10.3% to 12.3%.

43. With respect to Jeffries’ Net Asset Value Analysis, the Proxy Statement fails to disclose: (i) the unlevered, after-tax free cash flows that the Company was projected to generate from its assets and all underlying line items; (ii) the individual inputs and assumptions underlying the range of discount rates of 10.3% to 12.3%; (iii) the Company’s net hedge gains and losses, corporate expenses, and other capital expenditures; (iv) the Company’s net operating loss carryforwards; and (v) the Company’s net debt.

44. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

45. Third, the Proxy Statement fails to disclose whether any parties are currently subject to “don’t ask, don’t waive” provisions in nondisclosure agreements that are preventing the parties from requesting waivers of standstill provisions to submit offers to acquire the Company.

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46. Without this information, stockholders may have the mistaken belief that, if these potentially interested parties wish to come forward with a superior offer, they are permitted to do so, when in fact they are contractually prohibited from doing so.

47. The omission of the above-referenced material information renders the Proxy Statement false and misleading, including, inter alia, the following sections of the Proxy Statement: (i) Background of the Merger; (ii) Recommendation of the Board; (iii) Reasons for Recommending the Adoption of the Merger Agreement; (iv) Opinions of Our Financial Advisors; and (v) Certain Unaudited Prospective Financial and Operating Information.

48. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I

Claim for Violation of Section 14(a) of the 1934 Act and Rule 14a-9 Promulgated Thereunder Against the Individual Defendants and Roan

49. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 50. The Individual Defendants disseminated the false and misleading Proxy Statement, which contained statements that, in violation of Section 14(a) of the 1934 Act and Rule 14a-9, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not materially false or misleading. Roan is liable as the issuer of these statements.

51. The Proxy Statement was prepared, reviewed, and/or disseminated by the Individual Defendants. By virtue of their positions within the Company, the Individual Defendants were aware of this information and their duty to disclose this information in the Proxy Statement.

52. The Individual Defendants were at least negligent in filing the Proxy Statement with these materially false and misleading statements.

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53. The omissions and false and misleading statements in the Proxy Statement are material in that a reasonable stockholder will consider them important in deciding how to vote on the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available in the Proxy Statement and in other information reasonably available to stockholders.

54. The Proxy Statement is an essential link in causing plaintiff and the Company’s stockholders to approve the Proposed Transaction.

55. By reason of the foregoing, defendants violated Section 14(a) of the 1934 Act and Rule 14a-9 promulgated thereunder.

56. Because of the false and misleading statements in the Proxy Statement, plaintiff and the Class are threatened with irreparable harm.

COUNT II

Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants

57. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 58. The Individual Defendants acted as controlling persons of Roan within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of Roan and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Proxy Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

59. Each of the Individual Defendants was provided with or had unlimited access to copies of the Proxy Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

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60. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Proxy Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in the making of the Proxy Statement.

61. By virtue of the foregoing, the Individual Defendants violated Section 20(a) of the 1934 Act.

62. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

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C. Directing the Individual Defendants to disseminate a Proxy Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(a) and/or 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby requests a trial by jury on all issues so triable.

Dated: November 15, 2019		RIGRODSKY & LONG, P.A.

	By:	/s/ Gina M. Serra
Brian D. Long (#4347)
OF COUNSEL:		Gina M. Serra (#5387)
300 Delaware Avenue, Suite 1220
RM LAW, P.C.		Wilmington, DE 19801
Richard A. Maniskas		Telephone: (302) 295-5310
1055 Westlakes Drive, Suite 300		Facsimile: (302) 654-7530
Berwyn, PA 19312		Email: bdl@rl-legal.com
Telephone: (484) 324-6800		Email: gms@rl-legal.com
Facsimile: (484) 631-1305
Email: rm@maniskas.com		Attorneys for Plaintiff